                                  SCHEDULE 14A

                Proxy Statement Pursuant to Section 14(a) of the
                        Securities Exchange Act of 1934

      Filed by the Registrant /X/

      Filed by a Party other than the Registrant / /

      Check the appropriate box:
      / /        Preliminary Proxy Statement
      / /        CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED
                 BY RULE 14A-6(E)(2))
      /X/        Definitive Proxy Statement
      / /        Definitive Additional Materials
      / /        Soliciting Material Pursuant to section 240.14a-11(c) or
                 section 240.14a-12

                                      QUICKLOGIC CORPORATION
      -----------------------------------------------------------------------
                 (Name of Registrant as Specified in Its Charter)

      -----------------------------------------------------------------------
           (Name of Person(s) Filing Proxy Statement, if Other Than the
                                    Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/        No fee required.
/ /        Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
           and 0-11.
           (1)  Title of each class of securities to which transaction applies:
                N/A
                ----------------------------------------------------------
           (2)  Aggregate number of securities to which transaction
                applies:
                N/A
                ----------------------------------------------------------
           (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
                N/A
                ----------------------------------------------------------
           (4)  Proposed maximum aggregate value of transaction:
                N/A
                ----------------------------------------------------------
           (5)  Total fee paid:
                N/A
                ----------------------------------------------------------

/ /        Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

           (1)  Amount previously paid:
                N/A
                ----------------------------------------------------------
           (2)  Form, Schedule or Registration Statement No.:
                N/A
                ----------------------------------------------------------
           (3)  Filing Party:
                N/A
                ----------------------------------------------------------
           (4)  Date Filed:
                N/A
                ----------------------------------------------------------

                               [QUICKLOGIC LOGO]

                             QUICKLOGIC CORPORATION

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                       TO BE HELD TUESDAY, APRIL 24, 2001

    The Annual Meeting of Stockholders of QUICKLOGIC CORPORATION, a Delaware corporation (the "Company"), will be held at the Company's offices located at 1277 Orleans Drive, Sunnyvale, California 94089, on Tuesday, April 24, 2001, at 9:00 a.m., local time, for the following purposes:

    1. To elect one (1) Class II director to serve for a term of three years and until his successor is duly elected and qualified;

    2. To ratify the appointment of PricewaterhouseCoopers LLP as independent auditors of the Company for the fiscal year ending December 31, 2001; and

    3. To transact such other business as may properly come before the meeting or any adjournment thereof.

    The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice. Only stockholders of record at the close of business on February 28, 2001 will be entitled to vote at the Annual Meeting.

    All stockholders are cordially invited to attend the Annual Meeting in person. HOWEVER, TO ASSURE YOUR REPRESENTATION AT THE MEETING, YOU ARE URGED TO MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE IN THE POSTAGE-PREPAID ENVELOPE ENCLOSED FOR THAT PURPOSE. Stockholders attending the meeting may vote in person even if they have returned a Proxy.

                                          For the Board of Directors,

                                          /s/ E. THOMAS HART

                                          E. Thomas Hart
                                          PRESIDENT, CHIEF EXECUTIVE OFFICER AND
                                          DIRECTOR

Sunnyvale, California
March 23, 2001

                               [QUICKLOGIC LOGO]

                             QUICKLOGIC CORPORATION

                            ------------------------

                                PROXY STATEMENT
                       FOR ANNUAL MEETING OF STOCKHOLDERS

GENERAL

    The accompanying Proxy is solicited by the Board of Directors of QuickLogic Corporation, a Delaware corporation (the "Company"), for use at the Annual Meeting of Stockholders to be held on Tuesday, April 24, 2001, at 9:00 a.m., local time, or at any adjournment thereof. The meeting will be held at the Company's offices located at 1277 Orleans Drive, Sunnyvale, California 94089. The Company's telephone number at that address is (408) 990-4000. At the meeting, only stockholders of record at the close of business on February 28, 2001 (the "Record Date") will be entitled to vote. On that date, the Company's outstanding capital stock consisted of 20,245,382 shares of common stock. At the meeting, the stockholders will be asked:

    1. To elect one (1) Class II director to serve for a term of three years and until his successor is duly elected and qualified;

    2. To ratify the appointment of PricewaterhouseCoopers LLP as independent accountants of the Company for the fiscal year ending December 31, 2001; and

    3. To transact such other business as may properly come before the meeting or any adjournment thereof.

    This Proxy Statement and form of proxy were first sent or given to stockholders entitled to vote at the Annual Meeting on or about April 2, 2001, together with the Company's 2000 Annual Report to Stockholders.

VOTING AND SOLICITATION

    Each stockholder is entitled to one vote for each share of Common Stock heild on all matters presented at the meeting.

 ELECTION OF DIRECTOR

    Holders of all outstanding shares of the Company's common stock, voting together as a single class, have the right to elect the Class II director to the board of directors. The Director will be elected by a plurality of the votes of the shares of the Company's common stock present in person or represented by proxy at the meeting. A majority in total voting power of the shares of the Company's common stock represented in person or by proxy at the meeting will constitute a quorum for the purposes of electing the director.

 RATIFICATION OF APPOINTMENT OF ACCOUNTANTS

    Ratification of the appointment of PricewaterhouseCoopers LLP as independent accountants of the Company requires the affirmative vote of a majority of the total voting power of the shares of the Company's common stock represented in person or by proxy at the meeting and entitled to vote on the proposal, voting together as a single class.

    The cost of solicitation of proxies will be borne by the Company. The Company may also reimburse brokerage houses and other custodians, nominees and fiduciaries for their expenses incurred in forwarding solicitation materials to the beneficial owners of shares held of record by such persons. It is contemplated that proxies will be solicited principally through the mail, but directors, officers and regular employees of the Company may, without additional compensation, solicit proxies personally or by telephone, facsimile or special letter.

REVOCABILITY OF PROXIES

    Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to the Secretary of the Company a written notice of revocation or a duly executed proxy bearing a later date, or by attending the meeting and voting in person.

QUORUM; ABSTENTIONS; BROKER NON-VOTES

    The required quorum for the transaction of business at the Annual Meeting is a majority of the votes eligible to be cast by holders of shares of common stock issued and outstanding on the Record Date. Shares that are voted "FOR," "AGAINST" or "WITHHOLD AUTHORITY" with respect to a matter are treated as being present at the meeting for purposes of establishing a quorum and are also treated as shares entitled to vote at the Annual Meeting (the "Votes Cast") with respect to such matter.

    While there is no definitive statutory or case law authority in Delaware as to the proper treatment of abstentions, the Company believes that abstentions should be counted for purposes of determining both (i) the presence or absence of a quorum for the transaction of business and (ii) the total number of Votes Cast with respect to a proposal (other than the election of directors). In the absence of controlling precedent to the contrary, the Company intends to treat abstentions in this manner. Accordingly, abstentions will have the same effect as a vote against the proposal.

    In a 1988 Delaware case, BERLIN V. EMERALD PARTNERS, the Delaware Supreme Court held that, while broker non-votes should be counted for purposes of determining the presence or absence of a quorum for the transaction of business, broker non-votes should not be counted for purposes of determining the number of Votes Cast with respect to the particular proposal on which the broker has expressly not voted. Accordingly, the Company intends to treat broker non-votes in this manner. Thus, a broker non-vote will not affect the outcome of the voting on a proposal.

DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSAL

    Proposals of the Company's stockholders that are intended to be presented by such stockholders at the Company's next Annual Meeting of Stockholders must be received by the Company at its principal executive offices, no later than December 3, 2001 in order to be considered for possible inclusion in the Proxy Statement and form of Proxy relating to such meeting.

                                 PROPOSAL ONE:

                             ELECTION OF DIRECTORS

    The Company's Board of Directors is currently comprised of six (6) members, divided into three classes with overlapping three year terms. As a result, a portion of the Company's Board of Directors will be elected each year. Donald P. Beadle and Michael J. Callahan have been designated Class I directors whose terms expire at the 2003 Annual Meeting of Stockholders. Hua-Thye Chua and Irwin Federman have been designated Class II directors whose terms expire at this Annual Meeting of Stockholders. Mr. Federman has declined to stand for reelection as a director of the Company. E. Thomas Hart and Robert J. Boehlke have been designated Class III directors whose terms expire at the 2002 Annual Meeting of Stockholders. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of an equal number of directors. There are no family relationships between any of the Company's directors or executive officers.

    Unless otherwise instructed, the proxy holders will vote the proxies received by them for the Company's nominee named below, who is currently a director of the Company. In the event that the nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by the present Board of Directors to fill the vacancy. In the event that additional persons are nominated for election as directors, the proxy holders intend to vote all proxies received by them in such a manner as will ensure the election of as many of the nominees listed below as possible. The term of office of each person elected as a director will continue until the 2004 Annual Meeting of Stockholders or until his successor has been duly elected and qualified or until his earlier death, resignation or removal. It is not expected that any nominee will be unable or will decline to serve as a director.

NOMINEE FOR CLASS II DIRECTOR

    One Class II director is to be elected at the Annual Meeting for a three-year term ending in 2004. The Board of Directors has nominated Hua-Thye Chua for reelection as a Class II director. Unless otherwise instructed, the persons named in the enclosed proxy intend to vote proxies received by them for the reelection of Mr. Chua. QuickLogic expects that Mr. Chua will accept such nomination. In the event that either Mr. Chua is unable or declines to serve as a director at the time of the Annual Meeting, proxies will be voted for a substitute nominee or nominees designated by the present Board of Directors. The term of office of the person elected as director will continue until such director's term expires in 2004 or until such director's successor has been elected and qualified or until his earlier death, resignation or removal.

REQUIRED VOTE

    The nominee receiving the highest number of affirmative votes of the shares present or represented and entitled to be voted for them shall be elected as director. Votes withheld from any director are counted for purposes of determining the presence or absence of a quorum for the transaction of business, but have no other legal effect in the election of directors under Delaware law.

RECOMMENDATION OF THE BOARD OF DIRECTORS

           THE COMPANY'S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A
                      VOTE "FOR" THE NOMINEE LISTED ABOVE.

DIRECTORS AND NOMINEE FOR DIRECTOR

    The following table sets forth information concerning the nominee for director.

                 NAME                     AGE                     POSITION
--------------------------------------  --------   --------------------------------------
Hua-Thye Chua.........................     65      Vice President, Process Technology and
                                                   Director

    HUA-THYE CHUA, a co-founder of QuickLogic, has served as a member of our board of directors since QuickLogic's inception in April 1988. Since December 1996, Mr. Chua has served as our Vice President, Process Technology. He served as our Vice President of Technology Development from April 1989 to December 1996. During the prior 25 years, Mr. Chua worked at semiconductor manufacturing companies, including Fairchild Semiconductor, Intel and Monolithic Memories. Mr. Chua holds a B.S.E.E. from Ohio University and an M.S.E.E. from the University of California, Berkeley.

             INCUMBENT CLASS I DIRECTORS WHOSE TERMS EXPIRE IN 2003

                 NAME                     AGE                     POSITION
--------------------------------------  --------   --------------------------------------
Donald P. Beadle......................     65      Director
Michael J. Callahan...................     65      Director

    DONALD P. BEADLE has served as a member of our board of directors since July 1997. Since June 1994, Mr. Beadle has been President of Beadle Associates, a consulting firm. From May 1997 to July 1997, Mr. Beadle was a consultant at Interwave Communications, a developer of microcell systems, where he served as Acting Vice President of Sales and Sales Operations. From October 1994 to December 1996, he was a consultant for Asian business development at National Semiconductor. At National Semiconductor, he was Managing Director, Southeast Asia from 1993 until June 1994, Vice President of Worldwide Marketing and Sales, International Business Group from 1987 until 1993, and Managing Director, Europe from 1982 to 1986. Mr. Beadle was employed by National Semiconductor in executive sales and marketing positions for 34 years until June 1994, at which time he was Executive Vice President, Worldwide Sales and Marketing. Mr. Beadle serves on the board of directors of one public company, Komag, a thin film media manufacturer. He received his technical education at the University of Connecticut and the Bridgeport Institute of Engineering.

    MICHAEL J. CALLAHAN has served as a member of our board of directors since July 1997. From March 1990 through his retirement in September 2000,
Mr. Callahan served as Chairman of the Board, President and Chief Executive Officer of Waferscale Integration, a producer of peripheral integrated circuits. From 1987 to March 1990, Mr. Callahan was President of Monolithic Memories, now a subsidiary of Advanced Micro Devices, a semiconductor manufacturing company. He was Senior Vice President of Programmable Products at Advanced Micro Devices. From 1978 to 1987, Mr. Callahan held a number of positions at Monolithic Memories including Vice President of Operations and Chief Operating Officer. Prior to joining Monolithic Memories, he worked at Motorola Semiconductor, a semiconductor manufacturing company, for 16 years where he was Director of Research and Development as well as Director of Linear Operations. Mr. Callahan holds a B.S.E.E. from the Massachusetts Institute of Technology.

            INCUMBENT CLASS III DIRECTOR WHOSE TERM EXPIRES IN 2002

                 NAME                     AGE                     POSITION
--------------------------------------  --------   --------------------------------------
E. Thomas Hart........................     59      President, Chief Executive Officer and
                                                   Director
Robert J. Boehlke.....................     59      Director

    E. THOMAS HART has served as our President, Chief Executive Officer and a member of our board of directors since June 1994. Prior to joining QuickLogic, Mr. Hart was Vice President and General Manager of the Advanced Networks Division at National Semiconductor, a semiconductor manufacturing company, where he worked from September 1992 to June 1994. Prior to joining National Semiconductor, Mr. Hart was a private consultant from February 1986 to September 1992 with Hart Weston International, a technology based management consulting firm. Mr. Hart holds a B.S.E.E. from the University of Washington.

    ROBERT J. BOEHLKE has served as a member of our board of directors since December 2000. Mr. Boehlke was most recently Executive Vice President and Chief Financial Officer of KLA-Tencor, a position he held until his retirement in June 2000. He joined KLA Instruments in 1983 and served as the general manager of various operating groups through 1990 when he became Chief Financial Officer. He was a partner at the investment banking firm of Kidder, Peabody & Company from 1971 until 1983. Mr. Boehlke serves on the boards of LTX, a test equipment manufacturer, and Entegris, a manufacturer of materials management products for the semiconductor industry. He holds a bachelor's degree in engineering from the U.S. Military Academy at West Point and an M.B.A. from Harvard University.

BOARD MEETINGS AND COMMITTEES

    The Board of Directors held a total of six meetings and acted by unanimous written consent at no time during fiscal 2000.

    The standing committees of the Board include a Compensation Committee and an Audit Committee. There is no Nominating Committee.

    The Compensation Committee, which currently consists of Donald P. Beadle, Michael J. Callahan and Irwin Federman, held two meetings in fiscal 2000. The Compensation Committee monitors the nature and levels of compensation paid by the Company to its executive personnel and administers the Company's stock option plans and employee stock purchase plan.

    The Audit Committee, which currently consists of Donald P. Beadle, Michael
J. Callahan and Irwin Federman, held four meetings in fiscal 2000. Each of the directors on the Audit Committee is an independent director, as defined by the National Association of Securities Dealers. The functions of the Audit Committee include recommending appointment of the Company's independent accountants to the Board of Directors and reviewing (i) the scope of the independent accountants' annual audit and their compensation; (ii) the general policies and procedures of the Company with respect to internal auditing, accounting and financial controls; and (iii) any change in accounting principles, significant audit adjustments proposed by the independent accountants and any recommendations that the independent accountants may have with respect to policies and procedures. The Audit Committee has a written charter, a copy of which is attached hereto as Appendix A. The Audit Committee has reviewed and discussed the Company's audited Financial Statements with the Company's management. The Audit Committee has discussed any SAS 61 matters with the Company's independent accountants. The Audit Committee has received written disclosures and a letter from the Company's independent accountants under ISB Standard No. 1. The Audit Committee has engaged the Company's accountants in a discussion regarding such accountants' independence.

    During fiscal 2000 (or such portion of fiscal 2000 during which a director served as a member of the Board of Directors), no director attended fewer than 75% of the aggregate of (i) the total number of meetings of the Board of Directors held and (ii) the total number of meetings held by all committees of the Board of Directors on which such director served.

DIRECTOR COMPENSATION

    Our non-employee directors are reimbursed for their out-of-pocket expenses incurred in connection with attending board and committee meetings but are not compensated for their services as board members. We have in the past granted to our non-employee directors options to purchase our common stock pursuant to the terms of our 1989 stock option plan. We intend to grant to our non-employee directors options to purchase our common stock pursuant to the terms of our 1999 stock plan. During fiscal 2000, the Board of Directors granted options to purchase an aggregate of 7,000 shares to Donald P. Beadle at an exercise price per share of $28.75, granted options to purchase an aggregate of 35,000 shares to Robert J. Boehlke at an exercise price per share of $9.94 and granted options to purchase an aggregate of 7,000 shares to Michael J. Callahan at an exercise price per share of $28.75.

                      REPORT OF THE COMPENSATION COMMITTEE
                        REGARDING EXECUTIVE COMPENSATION

    The Compensation Committee (the "Committee") is comprised of Donald P. Beadle, Michael J. Callahan and Irwin Federman, each of whom is a non-employee director. The Committee reviews and approves the Company's executive compensation programs. The role of the Committee is to approve salaries and other compensation paid to executive officers of the Company and to administer the Company's stock plans. The Committee approves all stock option grants to executive officers, all executive officer base salaries and any cash bonus payments to executive officers and approves all stock option grants to employees.

    The Company's executive pay programs are designed to attract and retain executives who will contribute to the Company's long-term success, to mesh executive and stockholder interests through the use of stock options and to provide a compensation program that recognizes individual contributions and Company performance.

    At this time in the Company's growth, the Committee has determined that the most effective means of compensation are base salaries, annual incentive bonuses and long-term incentives through the use of Company's stock option plan.

BASE SALARY

    The Committee meets annually to review and approve each executive officer's salary for the ensuing year. When reviewing base salaries, the Committee considers the following factors: competitive pay practices, individual performance against goals, levels of responsibility, breadth of knowledge and prior experience. The relative importance of these factors varies, depending on the particular individual whose salary is being reviewed. To provide the Committee with more information for making compensation comparisons, the Company provides the Committee with surveys of compensation for a group of comparable companies with revenues similar to the Company's revenue. The Committee's objective in setting base salaries is generally to pay salaries at a level roughly comparable to the median for companies with which the Company competes for personnel. For the year ended December 31, 2000, the Committee increased the salary levels of the executive officers to a level closer to this median level. The Committee approved base salaries between $170,000 and $280,000 for executives other than the Company's Chief Executive Officer.

COMPENSATION OF CHIEF EXECUTIVE OFFICER

    Mr. Hart's 2000 base salary was $403,361. This represented an increase of $105,347 from Mr. Hart's 1999 base salary. In determining Mr. Hart's salary, bonuses and stock option grants, the Committee not only considered the factors described above, but also took into consideration his accomplishments during 1999 and 2000 in expanding the executive team, the integration of new executives with the original executive team, and the ongoing development of the Company. Taking all of these factors into account, the Committee awarded Mr. Hart a bonus of $50,000 and a stock option of 308,350 shares of the Company's common stock.

STOCK OPTIONS

    The Company's stock option plan is designed to provide its executives and employees with an opportunity to share, along with its stockholders, in the Company's long-term performance. Initial grants of stock options are generally made to eligible executives and employees upon commencement of employment, with additional grants being made periodically based on performance or following a significant change in job responsibilities, scope or title. Stock options under the stock option plans generally vest over a four-year period and expire ten years from the date of grant. The exercise price of our options is usually 100% of the fair market value of the common stock on the date of grant. The Board of Directors has delegated the authority to the Committee to grant stock options to all employees and executive officers. Guidelines for the number of stock options for each participant under the option plans are generally determined by the Committee. Initial stock option grants to executive officers are negotiated as part of their offer letter, and subsequent renewal grants are determined based upon levels of responsibility, individual performance and competitive compensation practices. The Committee believes the existing grants and vesting schedules currently align the executive officers' objectives with those of the Company's stockholders.

OTHER

    Other elements of executive compensation include Company-wide medical and life insurance benefits and the ability to defer compensation pursuant to a 401(k) plan.

    The Committee has considered the potential impact of Section 162(m) of the Internal Revenue Code of 1986, as amended, and the regulations thereunder (the "Section"). The Section disallows a tax deduction for any publicly-held corporation for individual compensation exceeding $1 million in any taxable year for any of the Named Executive Officers, unless such compensation is performance-based. Since the cash compensation of each of the Named Executive Officers is below the $1 million threshold and the Committee believes that any options granted under the Stock Plan will meet the requirements of being performance-based, the Committee believes that the Section will not reduce the tax deduction available to the Company. The Company's policy is to qualify, to the extent reasonable, its executive officers' compensation for deductibility under applicable tax laws. However, the Committee believes that its primary responsibility is to provide a compensation program that will attract, retain and reward the executive talent necessary to the Company's success. Consequently, the Committee recognizes that the loss of a tax deduction could be necessary in some circumstances.

                                          Respectfully submitted,

                                          THE COMPENSATION COMMITTEE
                                          Donald P. Beadle
                                          Michael J. Callahan
                                          Irwin Federman

                         REPORT OF THE AUDIT COMMITTEE

    The Audit Committee reviews the Company's financial reporting process on behalf of the Board of Directors. In fulfilling its responsibilities, the Audit Committee has reviewed and discussed the audited financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2000 with the Company's management and the independent accountants. The Audit Committee discussed with the independent accountants the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended. In addition, the Audit Committee has discussed with the independent accountants the accountants' independence from the Company and its management, including the matters in the written disclosures and the letter required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees. In reliance on the reviews and discussions referred to above, the committee recommended to the Board of Directors, and the Board of Directors has approved, the inclusion of the audited financial statements in the Company's Annual Report on Form 10-K for the year ended December 31, 2000, for filing with the Securities and Exchange Commission.

                                          Respectfully submitted,

                                          THE AUDIT COMMITTEE
                                          Donald P. Beadle
                                          Michael J. Callahan
                                          Irwin Federman

FEES BILLED TO THE COMPANY BY PRICEWATERHOUSECOOPERS LLP DURING FISCAL 2000

 AUDIT FEES:

    The aggregate fees billed to the Company by PricewaterhouseCoopers LLP for the audit of the Company's annual financial statements and for the review of the financial statements included in the Company's quarterly reports on Form 10-Q totalled $164,000.

 FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES:

    There were no fees billed to the Company by PricewaterhouseCoopers LLP to provide advice regarding financial information systems design and implementation during the fiscal year ended December 31, 2000.

 ALL OTHER FEES:

    Fees billed to the Company by PricewaterhouseCoopers LLP during the Company's 2000 fiscal year for all other non-audit services rendered to the Company, including services related to tax and public offering of common stock, totalled $105,000.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's directors, officers and beneficial owners of more than 10% of the Company's Common Stock to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Based solely on its review of the copies of such reports received by it or written representations from reporting persons, the Company believes that during the fiscal year ended December 31, 2000, its officers, directors and holders of more than 10% of the Company's Common Stock complied with all Section
16(a) filing requirements.

                                 PROPOSAL TWO:

             RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

    The Board of Directors has appointed PricewaterhouseCoopers LLP, independent accountants, to audit the consolidated financial statements of the Company for the fiscal year ending December 31, 2001 and seeks ratification of such appointment. In the event of a negative vote on such ratification, the Board of Directors will reconsider its appointment.

    Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

REQUIRED VOTE

    The affirmative vote of the holders of a majority of the Votes Cast is required to ratify the appointment of PricewaterhouseCoopers LLP as the Company's independent accountants for the fiscal year ending December 31, 2001.

RECOMMENDATION OF THE BOARD OF DIRECTORS

         THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE
           APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY'S INDEPENDENT ACCOUNTANTS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2001.

                               OTHER INFORMATION

EXECUTIVE OFFICERS

    In addition to Messrs. Hart and Chua, the following persons were executive officers of the Company as of the Record Date:

               NAME                   AGE                   POSITION
----------------------------------  --------   ----------------------------------
John M. Birkner...................     57      Vice President, Chief Technical
                                               Officer
Michael R. Brown..................     51      Vice President, Worldwide Sales
Andrew K. Chan....................     50      Vice President, Research and
                                               Development
Peter G. Feist....................     46      Vice President, Marketing
Reynold W. Simpson................     52      Senior Vice President, Chief
                                               Operating Officer
Arthur O. Whipple.................     53      Vice President, Finance, Chief
                                               Financial Officer and Secretary
Ronald D. Zimmerman...............     52      Vice President, Administration

    JOHN M. BIRKNER, a co-founder of QuickLogic, has served with us since April 1988, serving as Vice President, Chief Technical Officer since 1993. From September 1975 to June 1986, Mr. Birkner was a fellow at Monolithic Memories, a semiconductor manufacturing company. Mr. Birkner holds a B.S.E.E. from the University of California, Berkeley and an M.S.E.E. from the University of Akron.

    MICHAEL R. BROWN has served as our Vice President, Worldwide Sales since January 1999. From 1984 until January 1999, he was employed by Hitachi America, a semiconductor manufacturing company, in a variety of sales management positions, most recently as the Vice President of Sales for the Americas.
Mr. Brown holds a B.A. in Kinesiology/Psychology from California State University, Northridge and attended the U.S. Navy Aviation Electronics School. Mr. Brown holds a certificate in Advanced Management from Stanford University.

    ANDREW K. CHAN, a co-founder of QuickLogic, has served with us since April 1988, most recently as Vice President, Research and Development. Prior to joining QuickLogic, Mr. Chan was a design engineering manager at Monolithic Memories. Mr. Chan holds a B.S.E.E. in Electrical Engineering from Washington State University and an M.S.E.C. in Electrical Sciences from the University of New York, Stonybrook.

    PETER FEIST has served with us since June 2000, most recently as our Vice President, Worldwide Marketing. From January 1997 to April 2000, Mr. Feist was with GateField, a semiconductor manufacturing company, where he was most recently Senior Vice President, Marketing. From January 1995 to September 1996, he served as Regional Manager, Europe for Hyundai Corporation, Digital Media Division. From April 1985 to December 1994, he worked for LSI Logic, a semiconductor manufacturing company, most recently as Director Strategic Marketing. He holds a Diplom Ingenieur (M.S.E.E.-equivalent) from the University of Dortmund.

    REYNOLD W. SIMPSON has served with us since August 1997, most recently as Senior Vice President and Chief Operating Officer. From February 1996 to July 1997, Mr. Simpson was Vice President of Manufacturing at GateField, a semiconductor manufacturing company. Prior to joining GateField, Mr. Simpson was Operations Manager at LSI Logic, a semiconductor manufacturing company, from March 1990 to February 1996 and Quality Director from February 1989 to March 1990. Mr. Simpson holds a Mechanical Engineering Certificate from the Coatbridge Polytechnic Institute in Scotland, a degree in Technical Horology (Mechanical Engineering) from the Barmulloch Polytechnic Institute in

Scotland and studied for a degree in Electronic Engineering at the Kingsway Polytechnic Institute in Scotland.

    ARTHUR O. WHIPPLE has served as our Vice President, Finance, Chief Financial Officer and Secretary since April 1998. From April 1994 to April 1998,
Mr. Whipple was employed by ILC Technology, a manufacturer of high performance lighting products, as its Vice President of Engineering and by its subsidiary, Precision Lamp, a manufacturer of high-performance lighting products, as its Vice President of Finance and Operations. From February 1990 to April 1994,
Mr. Whipple served as the President of Aqua Design, a privately-held provider of water treatment services and equipment. Mr. Whipple holds a B.S.E.E. from the University of Washington and an M.B.A. from Santa Clara University.

    RONALD D. ZIMMERMAN has served as our Vice President, Administration since October 1996. From August 1988 to October 1996, Mr. Zimmerman was Human Resources Director of the Analog Products Group at National Semiconductor, as well as group human resources director of the corporate technology and quality/reliability organizations and the human resources director of corporate administration. Mr. Zimmerman holds a B.A. in Sociology and Psychology and an M.A. in Psychology from San Jose State University.

SECURITY OWNERSHIP

    The following table sets forth certain information regarding the Company's Common Stock beneficially owned as of February 28, 2001 by (i) each person who is known by the Company to own beneficially more than 5% of the Company's Common Stock, (ii) each director of the Company, (iii) the Chief Executive Officer of the Company, (iv) each of the four most highly paid executive officers of the Company (other than the Chief Executive Officer) who earned more than $100,000 in fiscal 2000 and (v) all directors and executive officers of the Company as a group. This table is based on information provided to the Company or filed with the Securities and Exchange Commission by the Company's directors, executive officers and principal stockholders. Unless otherwise indicated in the footnotes below, and subject to community property laws where applicable, each of the named persons have sole voting and investment power with respect to the shares shown as beneficially owned.

    Unless otherwise indicated, the address for each stockholder listed in the following table is c/o QuickLogic Corporation, 1277 Orleans Drive, Sunnyvale, California 94089. Applicable percentage ownership in the following table is based on 24,245,382 shares of common stock outstanding as of February 28, 2001.

                                                              SHARES BENEFICIALLY
                                                                     OWNED
                                                              --------------------
                  NAME OF BENEFICIAL OWNER                     NUMBER     PERCENT
------------------------------------------------------------  ---------   --------
Arbor Capital Management LLC (1)............................  1,648,900     8.14%
  120 South Sixth Street, Suite 1000
  Minneapolis, MN 55402
Capital Research & Management Co.(2)........................  1,535,000     7.58%
  333 South Hope Street, 55th Floor
  Los Angeles, CA 90071
Kopp Investment Advisors (3)................................  1,258,200     6.21%
  7701 France Ave South, Suite 500
  Edina, MN 55435
Sequoia Capital V (4).......................................  1,075,687     5.31%
  3000 Sand Hill Road, 4-820
  Menlo Park, CA 94025
T. Rowe Price Associates, Inc. (5)..........................  1,556,130     7.69%
  100 East Pratt Street
  Baltimore, MD 21202
Technology Venture Investors-4, L.P. (6)....................    953,405     4.71%
  2480 Sand Hill Road, Suite 101
  Menlo Park, CA 94025
E. Thomas Hart..............................................    684,005     3.38%
Donald P. Beadle............................................     47,565        *
Robert J. Boehlke...........................................         --        *
Michael R. Brown............................................     87,219        *
Michael J. Callahan.........................................     39,231        *
Hua-Thye Chua (7)...........................................    183,953        *
Irwin Federman..............................................         --        *
Reynold W. Simpson..........................................    147,479        *
Bill J. Smithson............................................     79,720        *
Ronald D. Zimmerman.........................................     88,220        *
All current executive officers and directors as a group (14   1,885,961     9.32
  persons)..................................................

---------

*   Less than 1% of the outstanding common stock.

(1) Based on information contained in the Schedule 13G which was filed by this stockholder pursuant to Section 13 of the Securities and Exchange Act of 1934, as amended, on February 12, 2001.

(2) Based on information contained in the Schedule 13G which was filed by this stockholder pursuant to Section 13 of the Securities and Exchange Act of 1934, as amended, on February 12, 2001.

(3) Based on information contained in the Schedule 13G which was filed by this stockholder pursuant to Section 13 of the Securities and Exchange Act of 1934, as amended, on January 30, 2001.

(4) Based on information contained in the Schedule 13G which was filed by this stockholder pursuant to Section 13 of the Securities and Exchange Act of 1934, as amended, on February 14, 2001.

(5) Based on information contained in the Schedule 13G which was filed by this stockholder pursuant to Section 13 of the Securities and Exchange Act of 1934, as amended, on February 12, 2001.

(6) Based on information contained in the Schedule 13G which was filed by this stockholder pursuant to Section 13 of the Securities and Exchange Act of 1934, as amended, on February 14, 2001.

(7) Includes 64,792 shares owned by Mr. Chua; 35,209 shares beneficially owned by Mr. Chua, as trustee for H.T. Chua & Jessie Chua TTEES for the H.T. Chua Trust Agreement dated December 20, 1974; 20,833 shares beneficially owned by Mr. Chua, as custodian for The Bryan Shyang-Ming Chua Trust dated December 19, 1975; 20,833 shares beneficially owned by Mr. Chua, as custodian for Caroline Siok-Yau Chua Trust dated December 19, 1975; 20,833 shares beneficially owned by Mr. Chua, as custodian for Cathleen Siok-Syuan Chua Trust dated December 19, 1975; and 20,833 shares beneficially owned by Mr. Chua, as custodian for Christine Siok-Pee Chua Trust dated December 19, 1975.

EXECUTIVE COMPENSATION

                           SUMMARY COMPENSATION TABLE

    The following table sets forth the compensation paid during the last two fiscal years to the Company's Chief Executive Officer and to the next four most highly compensated executive officers, whose aggregate cash compensation exceeded $100,000 during the year ended December 31, 2000. These executives are referred to as the Named Executive Officers elsewhere in this Proxy Statement:

                                                                              LONG-TERM
                                                                             COMPENSATION
                                                                             ------------
                                                       ANNUAL COMPENSATION    SECURITIES
                                             FISCAL    -------------------    UNDERLYING     ALL OTHER
       NAME AND PRINCIPAL POSITION            YEAR      SALARY     BONUS       OPTIONS      COMPENSATION
------------------------------------------  --------   --------   --------   ------------   ------------
E. Thomas Hart............................    2000     $403,361   $50,000       308,350        $13,200
  President, Chief Executive Officer and      1999      298,014                 233,333         13,198
  Director
Michael R. Brown..........................    2000      240,653                  12,500          9,000
  Vice President, Worldwide Sales             1999      200,000                 216,667          8,250
Reynold W. Simpson........................    2000      229,822                 131,250          6,577
  Senior Vice President, Chief Operating      1999      200,043                 100,000             --
  Officer
Bill J. Smithson..........................    2000      203,826                      --          6,577
  Vice President, Engineering                 1999       39,423                 250,001             --
Ronald D. Zimmerman.......................    2000      208,327                  66,250          6,577
  Vice President, Administration              1999      191,375                  15,000             --

    A portion of each executive officer's salary is dependent upon their meeting of certain sales, gross margin and other management objectives.

    Mr. Brown commenced employment with the Company on January 26, 1999. His salary in 1999, on an annualized basis, was $225,000.

    Mr. Smithson commenced employment with the Company on September 20 1999. His salary in 1999, on an annualized basis, was $150,000.

    The amounts listed under the column captioned "All Other Compensation" represent automobile allowances.

OPTIONS GRANTED AND OPTIONS EXERCISED IN THE LAST FISCAL YEAR

    The following tables set forth information regarding stock options granted to and exercised by the Named Executive Officers during the last fiscal year, as well as options held by such officers, as of December 31, 2000:

                       OPTION GRANTS IN LAST FISCAL YEAR

                                               INDIVIDUAL GRANTS
                                ------------------------------------------------
                                NUMBER OF    PERCENT OF                            POTENTIAL REALIZABLE VALUE AT
                                SECURITIES     TOTAL                                  ASSUMED ANNUAL RATES OF
                                UNDERLYING    OPTIONS                              STOCK PRICE APPRECIATION FOR
                                 OPTIONS      GRANTED     EXERCISE                          OPTION TERM
                                GRANTED TO       TO       PRICE PER   EXPIRATION   -----------------------------
             NAME               EMPLOYEES    EMPLOYEES      SHARE        DATE           5%              10%
------------------------------  ----------   ----------   ---------   ----------   -------------   -------------
E. Thomas Hart................   200,000        8.86%     $  20.25     04/14/10     $2,548,000      $6,454,000
                                 108,350         4.80         9.94     10/12/10        677,188       1,716,264
Michael R. Brown..............    12,500         0.55         9.94     10/12/10         78,125         198,000
Reynold W. Simpson............    25,000         1.11        20.25     04/14/10        318,500         806,750
                                  31,250         1.38         9.94     10/12/10        195,313         495,000
                                  75,000         3.32         7.00     12/14/10        330,000         837,000
Bill J. Smithson..............        --           --           --           --
Ronald D. Zimmerman...........    50,000         2.21        20.25     04/14/10        637,000       1,613,500
                                  16,250         0.72         9.94     10/12/10        101,563         257,400

    In the last fiscal year, we granted options to purchase an aggregate of 2,259,000 shares. Options to purchase shares generally vest at the rate of 12.5% after six months of service from the date of grant, and 6.25% at the end of each three-month period thereafter. Options have a term of ten years but may terminate before their expiration dates if the optionee's status as an employee is terminated or upon the optionee's death or disability.

    The amounts disclosed in the column captioned "Exercise Price Per Share" represent the fair market value of the underlying shares of common stock on the dates the respective options were granted.

    With respect to the amounts disclosed in the column captioned "Potential Realizable Value at Assumed Annual Rates Of Stock Price Appreciation For Option Term," the 5% and 10% assumed annual rates of compounded stock price appreciation are mandated by rules of the Securities and Exchange Commission and do not represent our estimate or projection of our future common stock prices. The potential realizable values are calculated by assuming that the exercise price per share was the fair market value of our common stock at the time of grant, that the common stock appreciates at the indicated rate for the entire term of the option and that the option is exercised at the exercise price and sold on the last day of the option term at the appreciated price.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR END OPTION VALUES

    The following table sets forth certain information concerning the number and value of unexercised options held by each of the named executive officers on December 31, 2000. There were two executives that exercised their options--E. Thomas Hart and Michael R. Brown.

    The value of "In-the-Money" stock options represents the positive spread between the exercise price of stock options and the fair market value of the underlying shares of $6.94 per share on December 31, 2000.

                                                   NUMBER OF SECURITIES
                                                  UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                                                        OPTIONS AT              IN-THE-MONEY OPTIONS AT
                                                     DECEMBER 31, 2000             DECEMBER 31, 2000
                                                ---------------------------   ---------------------------
                     NAME                       EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----------------------------------------------  -----------   -------------   -----------   -------------
E. Thomas Hart................................    635,558        552,796      $2,552,732       $    --
Michael R. Brown..............................     72,999        141,669         142,579            --
Reynold W. Simpson............................    132,814        240,106          58,064            --
Bill J Smithson...............................     78,124        171,877          12,500        27,500
Ronald D. Zimmerman...........................     84,793         79,792         416,363            --

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The members of the Compensation Committee of the Board of Directors during fiscal 2000 were Messrs. Beadle, Callahan and Federman. All members are non-employee directors. No member of the Compensation Committee has a relationship that would constitute an interlocking relationship with executive officers or directors of another entity.

PERFORMANCE GRAPH

    The following graph compares the cumulative total return to stockholders of the Company's Common Stock from October 15, 1999 (the date of the Company's initial public offering) to December 31, 2000 to the cumulative total return over such period of (i) the S&P 500 Index and (ii) JP Morgan H&Q Semiconductor Index. The graph assumes that $100 was invested on October 15, 1999 in the Company's common stock at its initial public offering price of $10.00 per share and in each of the other two indices and the reinvestment of all dividends, if any.

    The information contained in the Performance Graph shall not be deemed to be "soliciting material" or to be "filed" with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates it by reference into any such filing. The graph is presented in accordance with SEC requirements. Stockholders are cautioned against drawing any conclusions from the data contained therein, as past results are not necessarily indicative of future performance.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

          QUICKLOGIC CORPORATION  S & P 500 INDEX  JP MORGAN H & Q SEMICONDUCTOR INDEX
10/15/99                 $100.00          $100.00                              $100.00
12/31/99                 $165.00          $116.81                              $145.00
12/31/00                  $69.38          $106.18                              $120.96

                                                         CUMULATIVE TOTAL RETURN
                                                      ------------------------------
                                                      10/15/99    12/99      12/00
                                                      --------   --------   --------
QUICKLOGIC CORPORATION..............................   100.00     165.00      69.38
S&P 500.............................................   100.00     116.81     106.18
JP MORGAN H&Q SEMICONDUCTORS........................   100.00     145.00     120.96

OTHER MATTERS

    At this time the Board of Directors knows of no other matters that may be brought before the meeting. However, if any other matters are properly brought before the meeting, the proxy holders named in the accompanying proxy intend to vote the proxies on such matters in accordance with their best judgment.

                                          For the Board of Directors,

                                          /s/ E. THOMAS HART

                                          E. Thomas Hart
                                          PRESIDENT, CHIEF EXECUTIVE OFFICER
                                          AND DIRECTOR

Sunnyvale, California
March 23, 2001

                                                                      APPENDIX A

                        CHARTER FOR THE AUDIT COMMITTEE

 PURPOSE

    The Audit Committee will make such examinations as are necessary to monitor the corporate financial reporting and the internal and external audits of QuickLogic Corporation and its subsidiaries, to provide to the Board of Directors the results of its examinations and recommendations derived therefrom, to outline to the Board improvements made, or to be made, in internal accounting controls, to nominate independent accountants, and to provide to the Board such additional information and materials as it may deem necessary to make the Board aware of significant financial matters that require Board attention.

    In addition, the Audit Committee will undertake those specific duties and responsibilities listed below and such other duties as the Board of Directors from time to time prescribe.

 MEMBERSHIP

    The Audit Committee will consist of at least two (2) members of the Board, all of whom shall be independent directors, in accordance with the rules of the Nasdaq National Market. The members of the Audit Committee will be appointed by and will serve at the discretion of the Board of Directors.

 RESPONSIBILITIES

    The responsibilities of the Audit Committee shall include:

    1. Reviewing on a continuing basis the adequacy of the Company's system of internal controls.

    2. Reviewing on a continuing basis the activities, organizational structure and qualifications of the Company's internal audit function.

    3. Reviewing the independent accountants' proposed audit scope and approach.

    4. Conducting a post-audit review of the financial statements and audit findings, including any significant suggestions for improvements provided to management by the independent accountants.

    5.  Reviewing the performance of the independent accountants.

    6. Recommending the appointment of independent accountants to the Board of Directors.

    7.  Reviewing fee arrangements with the independent accountants.

    8. Reviewing before release the audited financial statements and Management's Discussion and Analysis in the Company's annual report on Form 10-K;

    9. Reviewing before release the unaudited quarterly operating results in the Company's quarterly earnings release;

    10. Overseeing compliance with SEC requirements for disclosure of independent accountants' services and audit committee members and activities;

    11. Reviewing management's monitoring of compliance with the Company's Standards of Business Conduct and with the Foreign Corrupt Practices Act;

    12. Reviewing, in conjunction with counsel, any legal matters that could have a significant impact on the Company's financial statements;

    13. Providing oversight and review of the Company's asset management policies, including an annual review of the Company's investment policies and performance for cash and short-term investments;

    14. If necessary, instituting special investigations and, if appropriate, hiring special counsel or experts to assist;

    15. Reviewing related party transactions for potential conflicts of interest; and

    16. Performing other oversight functions as requested by the full Board of Directors.

    In addition to the above responsibilities, the Audit Committee will undertake such other duties as the Board of Directors delegates to it, and will report, at least annually, to the Board regarding the Committee's examinations and recommendations.

 MEETINGS

    The Audit Committee will meet at least four (4) times each year. The Audit Committee may establish its own schedule which it will provide to the Board of Directors in advance.

    The Audit Committee will meet separately with the Chief Executive Officer and separately with the Chief Financial Officer of the Company at least annually to review the financial affairs of the Company. The Audit Committee will meet with the independent auditors of the Company, at such times as it deems appropriate, to review the independent auditor's examination and management report.

 REPORTS

    The Audit Committee will record its summaries of recommendations to the Board in written form which will be incorporated as a part of the minutes of the Board of Directors meeting at which those recommendations are presented.

 MINUTES

    The Audit Committee will maintain written minutes of its meetings, which minutes will be filed with the minutes of the meetings of the Board of Directors.

                               [QUICKLOGIC LOGO]

                             QUICKLOGIC CORPORATION

             PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
             FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON

                            TUESDAY, APRIL 24, 2001

     THE UNDERSIGNED HEREBY APPOINTS E. THOMAS HART AND ARTHUR O. WHIPPLE, OR EITHER OF THEM, AS PROXIES AND ATTORNEYS-IN-FACT, EACH WITH FULL POWER OF SUBSTITUTION, TO REPRESENT THE UNDERSIGNED AT THE ANNUAL MEETING OF STOCKHOLDERS OF QUICKLOGIC CORPORATION (THE "COMPANY") TO BE HELD AT THE COMPANY'S OFFICES AT 1277 ORLEANS DRIVE, SUNNYVALE, CA 94089 ON TUESDAY, APRIL 24, 2001 AT 9:00 A.M., AND ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF, AND TO VOTE THE NUMBER OF SHARES THE UNDERSIGNED WOULD BE ENTITLED TO VOTE IF PERSONALLY PRESENT AT THE MEETING.

     UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR THE NOMINEE LISTED IN PROPOSAL 1 AND FOR PROPOSAL 2, AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof to the extent authorized by Rule 14a-4(c) promulgated by the Securities and Exchange Commission.

               (CONTINUED, AND TO BE SIGNED ON THE OTHER SIDE)

/X/  PLEASE MARK
     YOUR VOTES AS
     IN THIS EXAMPLE.

            MANAGEMENT RECOMMENDS A VOTE FOR THE NOMINEE FOR DIRECTOR
                    LISTED BELOW AND A VOTE FOR PROPOSAL 2.

FOR the nominee listed at right                 WITHHOLD AUTHORITY to vote
(except as marked to the contrary below).       FOR nominee listed at right.

PROPOSAL 1. To elect directors to   / /         / /   NOMINEE: HAU-THYE CHUA
  hold office for three years or
  until his successor is elected.

                                                FOR       AGAINST     ABSTAIN
PROPOSAL 2. To ratify the selection             / /         / /         / /
  of PricewaterhouseCoopers LLP as
  the Company's independent auditors.


  WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO SIGN AND PROMPTLY MAIL THIS PROXY IN THE RETURN ENVELOPE SO THAT YOUR STOCK MAY BE REPRESENTED AT THE MEETING


  TO WITHHOLD AUTHORITY TO VOTE FOR ANY NOMINEE(S), WRITE SUCH NOMINEE(S)' NAME(S) BELOW:

  -----------------------------------------------------------------------



 -----------------------    -----------------------     -----------------------
        Signature                 Signature                      Date:

Sign exactly as your name(s) appears on your stock certificate. If shares of stock stand of record in the names of two or more persons or in the name of husband and wife, whether as joint tenants or otherwise, both or all of such persons should sign the above Proxy. If shares of stock are held of record by a corporation, the Proxy should be executed by the President or Vice President and the Secretary or Assistant Secretary. Executors or administrators or other fiduciaries who execute the above Proxy for a deceased Shareholder should give their full title. Please date the Proxy.